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                                                                    EXHIBIT 10.1

                                  AGREEMENT

         THIS AGREEMENT is entered into this 12th day of December, 1986 by and between MITSUBA ELECTRIC MANUFACTURING COMPANY, LTD., a company organized and existing under the laws of Japan, ("MITSUBA"), having its principal office at 2681, Hirosawacho 1-chome, Kiryu City, Japan and WALBRO CORPORATION, a company organized and existing under the laws of the State of Delaware, with its principal office at 6242 Garfield Street, Cass City, Michigan 48726 USA ("WALBRO").

                                 WITNESSETH

         WHEREAS, MITSUBA and WALBRO wish to establish a corporation ("NEWCO") pursuant to the laws of Japan to engage in the manufacture and sale of automotive fuel systems components ("PRODUCTS") to Japanese automotive original equipment) manufacturers and the replacement market on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

                           ARTICLE I. DEFINITIONS

         For the purpose of this Agreement, the following terms shall have the meaning set forth below:

         1.1 MITSUBA. Mitsuba Electric Manufacturing Company, Ltd. with its principal place of business in Kiryu City, Japan.

         1.2 WALBRO. Walbro Corporation, a Delaware Corporation, with its principal place of business in Cass City, Michigan.

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         1.3 AFFILIATE. A person (a) who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; (b) who beneficially owns or holds twenty-five percent or more of the voting stock or equity interest of which is beneficially owned or held by the Person specified; (c) twenty-five percent or more of the voting stock or equity interest of which is beneficially owned or held by the Person specified; or (d) who is an officer or director of the Person specified or an entity in (a), (b) or (c) above. As used in this definition "control" shall mean the power through equity ownership, contract or otherwise to direct the affairs of another Person.

         1.4 PRODUCTS. WALBRO's gerotor type electric motor driven fuel pump Series 5000 and all derivatives of such pump. As conditions permit, the parties intend to expand the scope of the joint venture to include the manufacture and sale of additional automotive electronic fuel injection system components. This expansion will be handled on a product by product basis pursuant to future negotiation of the parties and pursuant to an agreement in writing.

         1.5 NEWCO. The stock corporation (Kabushiki Kaisha) to be organized in accordance with the laws of Japan by MITSUBA and WALBRO in the manner provided in Paragraph 2.1 hereof.

        ARTICLE II. ORGANIZATION AND CAPITALIZATION OF THE JOINT VENTURE

         2.1 Organization. In accordance with a schedule proposed by counsel, which counsel is approved by MITSUBA and WALBRO, the parties shall cause the organization, under the laws of Japan, of a new corporation ("NEWCO") to be named "Mitsuba-Walbro, Inc.". The Articles of Incorporation of NEWCO shall be substantially in the form attached hereto as Exhibit A. It is intended that NEWCO will have its principal office in Kiryu City, Japan.

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         2.2 Purpose. The purpose of NEWCO shall be to manufacture and market
(both OEM and aftermarket) the PRODUCTS in Japan under an arrangement whereby NEWCO will have a nonexclusive license to manufacture, use and sell the PRODUCTS under the terms and conditions set forth in Exhibit B. MITSUBA shall provide technical services and personnel to NEWCO to assist engineering, manufacturing and selling the PRODUCTS under the terms and conditions of Exhibit C. Exhibits A, B & C are hereby incorporated by reference.

         2.3 Logo. The parties agree that a logo shall be designed for NEWCO which preserves within it the identity of both parties. WALBRO agrees that the logo for NEWCO includes WALBRO trademark and MITSUBA agrees that the logo for NEWCO includes MITSUBA trademark.

         2.4 Capital. The authorized share capital of NEWCO shall be Four Hundred Million Yen ((YEN)400,000,000.-), consisting of Eight Thousand (8,000) common shares with a par value of (YEN)50,000 per share. At the completion of the closing, NEWCO shall issue share certificates to MITSUBA and WALBRO representing the shares to be acquired by them pursuant to this Agreement. All of NEWCO's shares shall be alike in all respects and the holders thereof shall be entitled to identical rights and privileges including, without limitation of the foregoing, identical rights and privileges with respect to dividends, voting power and distribution of assets in the event of any voluntary or involuntary liquidation or dissolution. It is understood and agreed that MITSUBA and WALBRO shall each at all times hold 50% of the issued and outstanding share of capital and voting rights of NEWCO. The initial paid-in capital shall be One Hundred Million Yen ((YEN)100,000,000.-). MITSUBA and WALBRO shall each contribute 50% of the initial paid-in capital.

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         2.5 Additional Equity. Upon a determination by the Board of Directors of NEWCO that additional shareholders' equity is necessary, the parties shall take such steps as may be deemed necessary or appropriate by the Board of Directors of NEWCO to increase the parties' respective equity investments in NEWCO by purchase of additional shares of capital stock, contributions to capital, or otherwise. All such increases in equity investments shall be made by the parties in amounts that are in proportion to their respective shareholdings in NEWCO, 50% by MITSUBA and 50% by WALBRO, and the requirement that each party make any additional investment shall be conditioned upon (a) the making of a proportional additional investment by the other, and (b) the absence of a material breach by the other of any provisions of this Agreement.

         2.6 Indebtedness. Upon determination by the Board of Directors of NEWCO that it is necessary or desirable for NEWCO to raise additional funds by incurring indebtedness, NEWCO shall incur such debt on such terms and conditions as the Board of Directors of NEWCO may deem appropriate.

         2.7 Loans. If the Board of Directors of NEWCO shall determine that additional financing is necessary or desirable, and that such financing can most advantageously be provided by loans provided or guaranteed (severally and not jointly) by the parties, such loans or guarantees, as may be requested by the Board of Directors of NEWCO, shall be provided simultaneously by MITSUBA and WALBRO, equally.

         2.8 Distributions. Distributions from NEWCO to MITSUBA and WALBRO may be made at such times and in such amounts as may be determined by the Board of Directors of NEWCO, subject to the resolution of the Ordinary General Meeting of Shareholders of NEWCO. The distributions shall be made equally.

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         2.9 Board of Directors of NEWCO. The Board of Directors of NEWCO shall consist of six (6) individuals, three of whom shall be appointed by MITSUBA and three of whom shall be appointed by WALBRO. MITSUBA and WALBRO each agree to vote their respective NEWCO shares in favor of three of the other party's nominees at each and every meeting of shareholders held for the purpose of electing Directors in order to assure that each party shall elect one-half of NEWCO's Directors. In the event that a party shall wish to remove a director who was nominated by the party, the other party shall vote its shares in favor of such removal. In the event a Director nominated by a party shall cease to be a Director for any reason, the other party shall vote its shares in favor of the individual whom that party shall nominate to fill such vacant position. Each party agrees that it shall take any and all necessary actions in a timely fashion in order to obtain the results contemplated by this Paragraph 2.9.

         All Directors shall be reimbursed by NEWCO for out-of pocket travel, lodging, food and incidental expenses incurred in connection with attendance at Directors' meetings. The presence in person of a majority of the Directors shall be required to constitute a quorum for the transaction of business.

         In all events, the Board of Directors of NEWCO shall use reasonable efforts to notify MITSUBA and WALBRO of any significant action on behalf of NEWCO, or its intention in respect of any significant action that it proposes to take.

         No member of the Board of Directors of NEWCO shall be liable to the parties by reason of his acts as such, except in the case of his gross negligence or fraudulent or dishonest conduct.

         2.10 Auditors. NEWCO shall have two (2) individual auditors, one of whom shall be appointed by MITSUBA and one of whom shall be appointed by WALBRO. MITSUBA and

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WALBRO each agree to vote their respective NEWCO shares in favor of one of the other party's nominees at each and every meeting of shareholders held for the purpose of electing Auditors in order to assure that each party shall elect one-half of NEWCO's Auditors.

         2.11 Representative Directors. NEWCO shall have two (2) representative directors who shall be elected by the Board of Directors of NEWCO from among the members of said board. During the period that the proportionate equity interests between the parties hereto remain 1:1 for MITSUBA and WALBRO, respectively, one of the representative directors shall be an individual nominated by MITSUBA and acceptable to WALBRO and the other representative director shall be an individual nominated by WALBRO and acceptable to MITSUBA. The parties hereto hereby covenant and agree to cause the directors of NEWCO respectively nominated by them to cast their votes so as to elect those individuals who qualify under the foregoing provisions of this Paragraph 2.11. It is agreed between the parties that MITSUBA's designee shall be the President and WALBRO's designee shall be the Executive Vice-President for NEWCO's first six years of business. After the first six years the Board of Directors of NEWCO shall appoint the President and the Executive Vice President by Board action.

         2.12 Employees. The parties acknowledge that it may be necessary for NEWCO to employ individuals who will remain as employees of MITSUBA or WALBRO or an AFFILIATE of MITSUBA or WALBRO. In that event NEWCO shall reimburse MITSUBA or WALBRO, as the case may be, for all costs and expenses incurred by MITSUBA or WALBRO in connection with furnishing such individuals to NEWCO.

         2.13 Shareholder Actions. Actions by the shareholders of NEWCO shall be taken as provided by laws or by NEWCO's Articles of Incorporation or By-Laws, provided that in no



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event may action be taken with regard to the following matters without the favorable vote or written consent of all shareholders: (a) amendments of the Articles of Incorporation or By-Laws which would deprive a party of a right expressly granted under this Agreement; (b) dissolution; (c) merger or consolidation with another entity; (d) disposition of all or substantially all of the assets of NEWCO.

       ARTICLE III. RESTRICTIONS ON DISPOSITION OF JOINT VENTURE INTEREST

         3.1 Restrictions. Neither MITSUBA nor WALBRO may sell, transfer, assign, pledge or hypothecate any of its interest in NEWCO, or permit such interest to become subject to any mortgage, pledge, encumbrance, lien or charge of any kind except as provided in Article IV.

         3.2 Purpose. Each party acknowledges and agrees that the restrictions on transfer of NEWCO interests herein are reasonable in view of the purpose and intent of the partners.

                         ARTICLE IV. TRANSFER OF SHARES

         4.1 Provision in The Articles of Incorporation. In implementation of the undertakings contained in paragraph 3.1 hereof, MITSUBA and WALBRO agree that at all times the Articles of Incorporation of NEWCO shall contain a provision that is as follows:

         "Any transfer of the shares of this Company shall be subject to approval by the Board of Directors."

         4.2 Right of First Refusal and First Offer. Each party hereto hereby extends to the other party hereto, the right of first refusal with respect to shares of NEWCO of which such party wishes to dispose.

         Accordingly, if at any time any party hereto desires to dispose of all or any portion of the shares of NEWCO held by it, such party shall first offer to sell said shares to the other party at a

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purchase price per share and upon other terms of sale to be in accordance with the provisions of Paragraph 4.4 hereof. Any such first offer shall be made in writing by registered airmail, postage prepaid, and shall be sent to the last known address of the other party to whom such first offer is made. Such first offer shall state that the first offer being made shall remain effective until whichever of the following events shall first occur.

                   (1) Dispatch by a party to whom such first offer is made of written notice of rejection of the first offer so extended; or

                   (2) The elapse of ninety (90) days after the date of receipt by the party to whom such first offer is made pursuant to this Paragraph 4.2.

         Acceptance of any first offer which has been made by an offering party pursuant to this Paragraph 4.2 shall be effective upon dispatch, by the party to whom such first offer has been made, of written notice of acceptance thereof by registered airmail, postage prepaid, if such dispatch occurs within ninety (90) days after the date of receipt by the said party to whom such first offer has been made pursuant to this Paragraph 4.2.

         4.3 Failure or Refusal To Accept First Offer. If the party hereto to whom a first offer is extended pursuant to Paragraph 4.2 hereof refuses or fails to acquire all of the shares of NEWCO which the party hereto making such first offer wishes to dispose of, such offering party shall have the right to offer such shares which are not acquired to any person, natural or juridical, who is not a party to this Agreement, if the price of the shares in question to any such person as aforesaid is equal to or greater than, and the other terms of sale are not less favorable than, the price and other terms of sale determined pursuant to Paragraph 4.2 hereof. Further, any transfer of the shares of NEWCO by any party hereto to a person not a party hereto pursuant to the immediately


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preceding sentence of this Paragraph 4.3 shall be conditioned upon the full assumption by any such third party transferee of all of the obligations of the transferor provided for in this Agreement.

         4.4 Purchase Price Per Share. If any party hereto desires to transfer all or any portion of the shares of NEWCO held by it, the parties hereto shall negotiate in good faith (including, but not limited to, acquisition of such experts' opinions as certified public accountants, research institutes of securities companies, etc.) to establish the price and other terms and sale of which said shares shall be offered to the other party hereto pursuant to Paragraph 4.2 hereof; provided, however, that if the parties hereto are unable to agree to a price and other terms of sale for the shares in question, said shares shall be offered at a price and upon other terms of sale determined by the offering party.

                         ARTICLE V. TERM AND TERMINATION

         5.1 Term. This Agreement shall become effective as of the date of execution and shall continue in force and effect for an indefinite term thereafter in so far as each of the parties hereto has a one-half ownership interest in NEWCO unless this Agreement is sooner terminated pursuant to the following provisions of Paragraph 5.2 and Paragraph 5.3.

         5.2 Bankruptcy or Liquidation. Any of the parties hereto may terminate this Agreement by written notice to the other party hereto in the event that the other party hereto shall:

         (a) Be declared insolvent or bankrupt, or make an assignment or other arrangement for the benefit of its creditors;


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         (b) Be dissolved, liquidated, merged, consolidated or otherwise reorganized, unless mutual agreement is obtained between both parties in the event of merger, consolidation or other corporate reorganization.

         If any of the parties hereto is involved in any of the events mentioned in sub-paragraphs (a) and (b), such party shall be obligated immediately to notify the other party hereto of the occurrence of such event. Further, if any party hereto shall be involved in any of the events mentioned in sub-paragraphs
(a) and (b), it shall be obligated to offer all its shares in NEWCO to the other party hereto in accordance with the pertinent provisions of Article IV.

         5.3 Default by a Party Hereto. If either party defaults in any of the provisions of this Agreement and does not cure the default within sixty (60) days after receipt of a written notice given by the other party requesting it to cure the default, the other party may terminate this Agreement by giving a written notice thereof.

         5.4 After closing, this Agreement shall terminate automatically upon dissolution of NEWCO or if one party (other than by transfer of shares to a Wholly-Owned Subsidiary) ceases to be a shareholder of fifty percent (50%) ownership interest of NEWCO.

         5.5 Upon termination of this Agreement pursuant to this Article V, all of the rights and obligations under this Agreement shall terminate except (a) all claims of either party against the other for damages arising out of acts or omission of the other parties outside the scope of, or in breach of, this Agreement, which shall survive such termination; or (b) as otherwise specifically provided by this Agreement.




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                           ARTICLE VI. FISCAL MATTERS

         6.1 Fiscal Year. The fiscal year of NEWCO shall be from January 1 until December 31 every year.

         6.2 Books and Records. Proper books and records shall be kept with reference to NEWCO transactions, and each party shall at all reasonable times during business hours have access thereto. The books shall be kept in accordance with Japanese generally accepted accounting principles. The books and records of NEWCO shall be reviewed annually at the expense of NEWCO by a certified public accountant who shall prepare and deliver to the parties, for filing, the appropriate income tax schedules for Japan and as appropriate, the United States of America.

                              ARTICLE VII. CLOSING

         7.1 Closing. The closing for execution of Exhibit B and Exhibit C will be held at Kiryu City, Japan on February 2, 1987, or at an earlier date to be specified by the parties at least ten (10) days in advance thereof, as soon as practicable after (i) the incorporation of NEWCO based upon this Agreement; (ii) all actions to be taken hereunder prior to the closing have been completed. All obligations of the parties hereunder not to be performed at or before the closing shall be contingent upon and subject to the occurrence of the closing.

         7.2 Other Transactions and Arrangements. At the closing, (i) NEWCO will enter into a non-exclusive license to manufacture the PRODUCTS in Japan in the form of Exhibit B, and (ii) NEWCO will enter into a Technical Services and Personnel Assignment with MITSUBA in the form of Exhibit C. At closing, WALBRO agrees to execute and to deliver to NEWCO the

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License Agreement. At closing, MITSUBA agrees to execute and to deliver to NEWCO the Technical Services and Personnel Assignment Agreement.

                     ARTICLE VIII. MISCELLANEOUS PROVISIONS

         8.1 No Waiver of Rights. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         8.2 Assignment. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part by either party without the prior written consent of the other party except as permitted by Article IV.

         8.3 Integration. This document with the annexed Exhibits sets forth the entire understanding between the parties relating to the subject matter contained herein and merges all prior discussions between them. No amendment to this Agreement shall be effective unless in writing and executed by the parties hereto.

         8.4 Severability. If any one or more of the provisions (other than provisions constituting a material consideration to a party's entering into this Agreement or such other document) contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provision contained herein shall not in any way be affected or impaired; provided, however, that in such case the parties oblige themselves to use their best efforts to achieve the purpose of the invalid provision by a new legally valid stipulation.

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         8.5 Notice. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by telex or mail and shall be deemed to have been given as follows: if personally served, when served; if by telex, on the second business day after transmission thereof on a telex machine to the proper address and telex number with confirmed answerback; if by facsimile transmission, when transmission is complete; or if mailed, on the tenth business day after deposit in the mail with airmail postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Paragraph) shall be the addresses set forth on the first page of this Agreement.

         8.6 Confidentiality. Each of the parties hereby covenants that any information regarding the business, assets, customers, vendors, materials, prices, profit margins, processes and methods of the other which it may learn in the course of negotiations for, or carrying out of, this Agreement is treated by it in strict confidence and shall not make use of such information, unless such information (a) is known to the party prior to learning of it from the other;
(b) is obtained by such party from a source other than the other party source which (i) did not require such party to hold such secrets or information in confidence and (ii) did not limit or restrict such parties use thereof; or (c) becomes public knowledge otherwise than through the fault of the party seeking to use or disclose such knowledge. It is agreed by the parties that the subject of this Paragraph is unique in nature and may be enforced in a court of equity with an injunction.

         8.7 Costs. WALBRO and MITSUBA hereby agree to pay their own respective costs in connection with the negotiation, execution and closing of this Agreement.

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         8.8  Arbitration.

         (a) Any and all disputes arising from this Agreement shall be amicably and promptly settled upon consultation between the parties hereto, but in case of failure, the matter shall be settled by arbitration in accordance with the Agreement between the Japan Commercial Arbitration Association and the American Arbitration Association to Facilitate the Use of Commercial Arbitration in Trade between Japan and the United States of America dated September 16, 1952 and the award shall be final and binding upon both parties.

         (b) Unless otherwise agreed, in the event arbitration is demanded by MITSUBA, arbitration shall be held in Detroit, USA or if demanded by WALBRO, in Tokyo, Japan.

         8.9 Exhibits. The Exhibits hereto are an integral part of this Agreement and all references herein to this Agreement shall encompass such Exhibits.

         8.10 Independence. MITSUBA and WALBRO shall each carry out their respective obligations under this Agreement independently and not as agents for each other.

         8.11 Counterparts. This Agreement may be executed simultaneously in any number of counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.12 Controlling Language and Applicable Law. This Agreement has been signed and delivered in English which shall be the controlling language. This Agreement shall be governed, interpreted and its performance determined by the substantive laws of the State of Michigan of the United States to the extent that the laws of the State of Michigan are not preempted by the applicable laws of the United States of America and Japan.

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         8.13 Headings. The inserted headings are for convenient reference only and shall not be used to construe or interpret this Agreement.

                ARTICLE IX. FUTURE OPPORTUNITIES IN NORTH AMERICA

         In the event Honda, North America in the future decides to purchase the PRODUCTS locally from WALBRO, WALBRO covenants that it will appoint MITSUBA's United States subsidiary (to be formed) exclusive sales agent for purposes of the sale of the PRODUCTS to Honda, North America. The fee to which MITSUBA shall be entitled for the sales agency shall be negotiated at the time the sales opportunity arises.

         IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their officers duly authorized thereto in duplicate on the day and year first above written and each retain one copy.

Attest:                            MITSUBA ELECTRIC MANUFACTURING COMPANY, LTD.



/s/                                /s/
---------------------------        --------------------------------------------
Toshifumi Kohno                    Noboru Hino
                                   Executive Vice President





Attest:                            Walbro Corporation



/s/                                /s/
---------------------------        --------------------------------------------
Tatsuo Yagi                        Robert H. Walpole
                                   Executive Vice President